Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Year End Results

Wednesday, February 25, 2004

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), an information technology consulting company, today reported results for the three months and twelve months ended December 31, 2003.

For the three-month and twelve-month periods ended December 31, 2003, revenue was $3.2 million and $12.9 million, respectively, compared to $3.8 million and $13.3 million for the three-month and twelve-month periods ended December 31, 2002, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $268,000 ($0.04 per share) and net income attributable to common shareholders of $70,000 ($0.01 per share - diluted) for the three-month and twelve-month periods ended December 31, 2003, respectively. The results for both of these periods in 2003 included an impairment charge in the amount of $349,000 related to the carrying value of a customer list associated with an acquisition completed by the Company in 1998. The impairment charge did not affect the Company’s cash flow during these periods. The Company recorded net income attributable to common shareholders of $687,000 ($0.06 per share – diluted) and $325,000 ($0.04 per share – diluted) for the three-month and twelve-month periods ended December 31, 2002, respectively. Neither of these periods in 2002 included asset impairment charges similar to those described above for 2003.

“We continue to be the clear leader in interactive television for the cruise industry,” stated Rich Talarico, chief executive officer of Allin. “At the end of the year our interactive television system was operating on 28 vessels covering four different cruise brands. Our nearest competitor could count at that time only two installed systems on one cruise line. As a leader in the market, we are using our experience in the cruise industry to push forward initiatives to integrate the interactive systems with land-side operations and to drive additional revenue streams through the systems for our cruise line clients. We believe these initiatives will further integrate the interactive systems into the everyday operations of the vessels they serve.”

Mr. Talarico continued, “While our E-Business Solutions Area was fairly strong all year, Technology Infrastructure continued to struggle through most of 2003. However, in the fourth quarter, the Technology Infrastructure Solution Area showed strong growth on both a year-over-year and sequential quarter basis. While it is too early to tell if this is a longer-term trend, we feel that this strength in technology infrastructure consulting will continue into the first quarter of 2004.”

The Company recorded an overall revenue decline of 18% comparing the three months ended December 31, 2003 with the same period of the prior year. Solution Area Integration Services declined by 32% between the periods as the fourth quarter of 2002 was very strong in terms of interactive television system implementations. Reductions in the price of the interactive television systems between the periods also affected fourth quarter 2003 revenue. Due to the relatively large dollar value of each interactive television implementation, large variations in quarterly results can occur depending on the timing of the implementations. Solution Area Consulting Services declined by 5% between the periods as a strong 72% increase in the Technology Infrastructure Solutions Area was offset by a 29% decline in Interactive Media consulting and a 13% decline in E-Business consulting.

Revenue for the full year was more stable because the timing of interactive television implementations causes less of a variation in results over the longer term. Comparing the twelve months ended December 31, 2003 with the twelve months ended December 31, 2002, consolidated revenue decreased by 3%. Solution Area Consulting Services increased 7% between the periods, led by a 14% increase in E-Business Solutions Area revenue. Interactive Media consulting revenue increased 3% between the periods, while Technology Infrastructure consulting revenue increased 4%, aided by the strong fourth quarter growth. Solution Area Integration revenue declined 7% between the periods despite a larger number of full or partial interactive television implementations as a result of lower pricing on a per-implementation basis. Outsourced Services revenue declined 37%, comparing the full year 2003 with the full year 2002, however, this segment will not have a significant impact on the Company’s revenue results going forward as this area made up only 5% of total fourth quarter 2003 revenue.

The Company’s gross profit declined 7%, comparing the three-month period ended December 31, 2003 with the three-month period ended December 31, 2002. Gross profit increased 10% comparing the twelve-month period ended December 31, 2003 with the twelve-month period ended December 31, 2002.

The Company recorded a 34% increase in operating expenses for the three months ended December 31, 2003 compared with the three months ended December 31, 2002. However, the three months ended December 31, 2003 contained an impairment charge in the amount of $349,000 related to the carrying value of a customer list associated with an acquisition completed by the Company in 1998. The period-to-period increase in selling, general and administrative expenses was 12% and was due primarily to an increased number of employees in the fourth quarter of 2003 compared to the fourth quarter of 2002. Operating expenses for the twelve months ended December 31, 2003 increased 6% compared with the twelve months ended December 31, 2002. Selling, general and administrative expenses increased 5% when comparing the annual periods.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See “Forward-Looking Statements” below. The Company undertakes no obligation to update these statements.

The Company estimates that revenue in the first quarter of 2004 will be in the range of $2.6 million to $2.8 million. The Company anticipates that revenue for the full year 2004 will be in the range of $12.7 million to $13.1 million.

The Company anticipates a net loss attributable to common shareholders of between $300,000 ($0.04 per common share) and $400,000 ($0.06 per common share) in the first quarter of 2004. The Company anticipates the net loss attributable to common shareholders for the full year 2004 will range from $500,000 ($0.07 per share) to $600,000 ($0.09 per common share).

Based on the current backlog and scheduled implementation of systems in the Interactive Media Solutions Area, the Company expects the results for the second quarter to be significantly lower than that projected for the first quarter. Despite significantly lower projected results for the second quarter, the Company believes that its guidance for the full year can be achieved based on the current number of proposals under consideration.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in interactive media and Microsoft-based technologies with operations centered on three solution areas: Interactive Media, Technology Infrastructure and E-Business. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Interactive and Allin Consulting. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida and San Jose and Walnut Creek, California.

For additional information about Allin, visit the Company’s Internet site on the World Wide Web at <http://www.allin.com>.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “push forward”, “drive additional”, “we believe”, “we feel”, “will continue”, “estimates”, “anticipates” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, the Company’s limited operating history under its new marketing strategies, risks inherent in the development of new markets and products, the need for management of growth, limited capital, limited backlog and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended December 31, 2003 and 2002, presented below, have been derived from the consolidated financial statements of the Company for 2003 and 2002.

	Three Months Ended		Twelve Months Ended
	Dec 31, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002
	Unaudited	Unaudited	Audited	Audited
Revenue
Solution area consulting services	$1,753	$1,838	$7,027	$6,566
Solution area integration services	1,164	1,722	4,829	5,191
Outsourced services	159	175	685	1,079
Other services	14	22	83	88
Information system product sales	59	73	312	409

Total revenue	3,149	3,830	12,936	13,333

Cost of sales	1,394	1,946	5,863	6,884

Gross profit	1,755	1,884	7,073	6,449
Selling, general & administrative	1,347	1,198	5,419	5,158
Loss from impairment of assets	349	-0-	376	-0-
Depreciation & amortization	62	112	268	537

Total operating expenses	1,758	1,310	6,063	5,695

(Loss) income from operations	(3)	574	1,010	754
Interest expense, net	10	9	40	27
Provision for (benefit from) income taxes	73	(272)	190	(272)

(Loss) income from continuing operations	(86)	837	780	999
Income from discontinued operations	-0-	25	-0-	10

Net (loss) income	(86)	862	780	1,009
Accretion and dividends on preferred stock	182	175	710	684

Net (loss) income attributable to common shareholders	$(268)	$687	$70	$325

Income (loss) per common share – basic	$(0.04)	$0.10	$0.01	$0.05
Income (loss) per common share – diluted	$(0.04)	$0.06	$0.01	$0.04

Weighted average shares outstanding – basic	6,967,339	6,967,339	6,967,339	6,967,339

Weighted average shares outstanding - diluted	6,967,339	12,522,946	6,980,224	11,253,053

	December 31, 2003	December 31, 2002
	Audited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$4,580	$1,895
Other Current Assets	2,631	5,800

Total Current Assets	7,211	7,695
Other Assets	1,945	2,607

Total Assets	$9,156	$10,302

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	2,295	3,865
Other Liabilities	3,026	2,685
Shareholder’s Equity	3,835	3,752

Total Liabilities and Shareholder’s Equity	$9,156	$10,302